Exhibit (d)(2)
Annex A
August 5, 2005
The division of investment adviser and administrator services and the compensation for such services shall be as follows:

Goldman Sachs Asset Management	Annual Rate (%)
Goldman Sachs Growth and Income Fund	0.54
Goldman Sachs Mid Cap Value Fund	0.80
Goldman Sachs CORE Small Cap Equity Fund	0.75
Goldman Sachs CORE U.S. Equity Fund	0.65
Goldman Sachs Capital Growth Fund	0.75
Goldman Sachs Growth Opportunities Fund	1.00

Goldman Sachs Asset Management International

Goldman Sachs International Equity Fund	1.00

Goldman Sachs Fixed Income and Money Market Funds:

Goldman Sachs Government Income Fund	0.54
Goldman Sachs Core Fixed Income Fund	0.40
Goldman Sachs Money Market Fund	0.35
GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Kaysie Uniacke

President of the Registrant
GOLDMAN SACHS ASSET MANAGEMENT, L.P. an affiliate of Goldman, Sachs & Co.

By:	/s/ Howard Surloff

Managing Director

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL An affiliate of Goldman, Sachs & Co.

By:	/s/ Howard Surloff

Managing Director